Exhibit 99.28

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

By and Between

KARISTONE LIMITED

And

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

Dated as of November 9, 2015

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2015, by and between:

(1) Karistone Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Borrower”); and

(2) IDG-Accel China Capital Investors L.P., an exempted limited partnership formed under the laws of the Cayman Islands, whose registered office is at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Lender”).

The Borrower and the Lender are each herein referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.           The Borrower has agreed to issue and sell to the Lender, and the Lender has agreed to purchase from the Borrower, upon the terms and conditions hereinafter provided, certain senior secured note for the sole purpose of funding a portion of the Borrower’s subscription price under the SouFun Subscription Agreement (as defined below).

B.           In order to induce the Lender to purchase the Note (as defined below), the Borrower shall grant first-priority security interests in the Pledged Securities (as defined below) for the benefit of the Lender pursuant to the Security Documents (as defined below).

C.           Concurrently with the execution of this Agreement, the Borrower has entered into that certain subscription agreement (the “SouFun Subscription Agreement“) with SouFun Holdings Limited, an exempted limited liability company duly incorporated and existing under the laws of the Cayman Islands (“SouFun”), pursuant to which SouFun has agreed to issue and sell to the Borrower, and the Borrower has agreed to purchase and subscribe for from SouFun, certain Class A ordinary shares, par value HK$1.00 per share, of SouFun (the “SouFun Purchased Shares”).

In consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1           Certain Definitions. For purposes of this Agreement:

“Account Control Agreement” means the Account Control Agreement as defined under the Share Pledge.

“ADS” means the American depositary shares of SouFun which are listed on NYSE (stock symbol: SFUN).

“Affiliate” means, with respect to any Person , any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in Beijing, the Cayman Islands, the British Virgin Islands, Hong Kong or New York.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the actions, management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person.

“Custodian” means a custodian of the SouFun Securities Account, as agreed between the Borrower and the Lender.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Financing Documents” means, collectively, this Agreement, the Note, the Security Documents, the Account Control Agreement and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Founder” means Mr. Vincent Tianquan Mo, an individual holding PRC passport No. E30069265.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, SouFun and any of its Subsidiaries.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“New Investor Financing” means any financing arrangement between (i) the Borrower, the Founder and/or any of their Affiliates, on the one hand, and (ii) any other investor(s) in the Overall Private Placements (each, a “New Investor”) and/or any of their Affiliates, on the other hand.

“NYSE” means The New York Stock Exchange.

“Overall Private Placements” means the Overall Private Placements as defined in the SouFun Subscription Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Registration Rights Agreement” means the Registration Rights Agreement as defined in the SouFun Subscription Agreement.

“Registration Statement” means the Registration Statement as defined in the Registration Rights Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NYSE and any other applicable Law regulating securities issuance and purchase matters.

“Security Documents” means the Share Pledge and any other document evidencing or creating security over any asset of any person to secure any obligation of the Borrower to the Lender under the Financing Documents.

“Share Pledge” means the share pledge for the benefit of the Lender in respect of all of the SouFun Purchased Shares held by the Borrower, substantially in the form as set forth in Exhibit B hereto; and equity securities to be pledged under the Security Documents are herein collectively referred to as “Pledged Securities“.

“SouFun Securities Account” means a securities account held and maintained by the Borrower with the Custodian, if any (including any renewal or redesignation thereof as notified by the Borrower to the Lender).

“Transaction Documents” means, collectively, the Financing Documents, the SouFun Subscription Agreement, the Registration Rights Agreement and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions.

Section 1.2           Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

Agreement	Preamble
Authorization	Section 4.1(d)
Borrower	Preamble
Closing	Section 3.1
HKIAC	Section 8.12(a)
HKIAC Rules	Section 8.12(a)
Lender	Preamble
Note	Section 2.1
Parties	Preamble
Party	Preamble
Pledged Securities	Section 1.1
Principal Amount	Section 2.1
SouFun	Recitals
SouFun Purchased Shares	Recitals
SouFun Subscription Agreement	Recitals

Section 1.3           Interpretation and Rules of Construction. References to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

Article II
ISSUANCE OF THE NOTE

Section 2.1           Note. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Borrower agrees to issue and sell a note (the “Note”) in the principal amount of US$265,570 (the “Principal Amount“) to the Lender against payment by the Lender to the Borrower of the Principal Amount.

Article III
CLOSING AND DELIVERY

Section 3.1           Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Note pursuant to this Agreement (the “Closing“) shall take place as soon as possible, but in no event later than five Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Sections 6.1 and 6.2, as applicable, with respect to the Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Closing).

Section 3.2           Closing Deliverables by the Borrower. At the Closing, the Borrower shall:

(a)          execute and deliver to the Lender the Note, in the form as set forth in Exhibit A hereto, reflecting the name of the Lender, a principal amount equal to the Principal Amount and the date of the Closing;

(b)          deliver to the Lender a certified copy of the board resolutions (or shareholders’ resolutions if so required by its constitutional documents) of the Borrower approving this Agreement and the transactions contemplated hereunder (including but not limited to the issuance of the Note) and other Financing Documents;

(c)          deliver to the Lender a copy of the constitutional documents (being the certificate of incorporation and the memorandum and articles of association) and statutory registers (being the register of directors, register of mortgages and charges and register of members) of the Borrower;

(d)          execute and deliver to the lender a copy of (i) the Share Pledge, (ii) the Registration Rights Agreement and (iii) the Account Control Agreement, if any;

(e)          deliver to the Lender documents to be delivered to the ADS depositary for conversion of SouFun Purchased Shares into ADS, including (but not limited to):

(i)          signed but undated irrevocable authorization letter issued by the Borrower authorizing the Lender and the Custodian (including their respective legal counsel) to submit the documents (ii) to (iv) and (v) to (vii) below to the ADS depositary on behalf of the Borrower (in case of documents (v) to (vii) below, prior to any proposed conversion of the SouFun Purchased Shares to ADS);

(ii)         signed but undated letter of transmittal issued by the Borrower (2 copies);

(iii)        signed but undated officer’s certificate issued by SouFun (2 copies);

(iv)        signed but undated seller’s representation letter issued by the Borrower (2 copies);

(v)         signed but undated instrument of transfer for transferring the legal title of the SouFun Purchased Shares to the ADS depositary (2 copies);

(vi)        broker’s representation letter;

(vii)       share certificate issued by Cayman registrar in name of the ADS depositary; and

(viii)      register of members issued by Cayman registrar;

(f)          deliver to the Lender all stock certificates representing or evidencing the SouFun Purchased Shares, together with signed but undated instrument(s) of transfer; and

(g)          deliver such other documents required to be delivered by the Borrower under Section 6.2 hereof.

Section 3.3           Closing Deliverables by the Lender. At the Closing, the Lender shall remit or cause its designated Person to remit the Principal Amount to SouFun’s account as designated by SouFun pursuant to the SouFun Subscription Agreement in immediately available funds, on behalf of the Borrower to satisfy a portion of its payment obligations under the SouFun Subscription Agreement.

Section 3.4           Use of Proceeds. The Borrower agrees and acknowledges that the proceeds from the sale and issuance of the Note shall be used solely for the purpose of funding a portion of the Borrower’s subscription price under the SouFun Subscription Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1           Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender that each of the representations and warranties contained in this Section 4.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of such Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)          Organization, Good Standing and Qualification of the Borrower. The Borrower is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. The Borrower has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business.

(b)          Authority. The Borrower has all requisite capacity, power and authority to enter into this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which it is party and the consummation by the Borrower of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Borrower. This Agreement and the other Transaction Documents to which it is party have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to applicable Laws.

(c)          Noncontravention. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Borrower is subject, or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Borrower is a party or by which the Borrower is bound or to which any of its assets or properties are subject other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Borrower’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d)          Consents and Approvals. The execution, delivery and performance by the Borrower and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization“) to be obtained or made by the Borrower, except (i) for such Authorizations as have already been obtained or made by the Borrower before the date hereof, or (ii) as otherwise explicitly provided in this Agreement or any other Transaction Documents.

(e)          Valid Issuance of the Note. The relevant Note when issued in accordance with this Agreement will be duly authorized and validly issued.

(f)          Capacity. The Borrower is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in the Transaction Documents to which it is a party and to make an informed decision relating thereto. The Borrower voluntarily enters into the Transaction Documents to which it is a party and has obtained professional advice of external legal counsel and fully understands that each term, condition, restriction and provision of this Agreement and the other Transaction Documents are fair and reasonable with respect to the subject matter thereof.

(g)          Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Borrower.

(h)          Exempt Offering. The offer, sale and issuance of the relevant Note as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the any applicable Securities Laws, and neither the Borrower nor any of their authorized agent will take any action hereafter that would cause the loss of such exemption.

Section 4.2           Representations and Warranties of the Lender. The Lender represents and warrants to the Borrower that each of the representations and warranties contained in this Section 4.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)          Organization, Good Standing and Qualification. The Lender is duly organized, validly existing and in good standing under the law of its jurisdiction of formation. The Lender has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business

(b)          Authority. The Lender has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Lender of this Agreement and the consummation by the Lender of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Lender. This Agreement has been duly executed and delivered by the Lender and constitutes legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with its terms, subject to applicable Law.

(c)          Noncontravention. The execution, delivery and performance by the Lender of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Lender is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Lender is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Lender’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d)          Consents and Approvals. The execution, delivery and performance by the Lender of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorizations to be obtained or made by the Lender, except (i) for such Authorizations as have already been obtained or made by the Lender before the date hereof, or (ii) as otherwise explicitly provided in this Agreement.

Article V
COVENANTS AND AGREEMENTS

Section 5.1           Affirmative Covenants. So long as the Note remains outstanding, the Borrower shall:

(a)          notify the Lender in writing of any Transfer of securities of SouFun beneficially owned by the Borrower or any of its Affiliates at least five (5) Business Days prior to the consummation of such Transfer;

(b)          notify the Lender in writing of any prepayment by the Borrower or any of its Affiliates under the New Investor Financing;

(c)          cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of the Borrower;

(d)          take all other necessary actions as may be required or advisable to permit the consummation of the transaction contemplated under this Agreement and any other Transaction Documents to which it or he is a party;

(e)          subject to applicable laws and regulations and upon the occurrence of an Event of Default (as defined under the Note), the Borrower shall take all necessary actions reasonably requested by the Lender to sell the Pledged Securities pursuant to the Registration Statement (which may include, without limitation, engaging underwriters for the public offer and sale of the Pledged Securities);

(f)          subject to applicable laws and regulations and for so long as the Registration Statement remains effective, upon the Lender’s request, the Borrower shall take all necessary action as reasonably required by the Lender to convert all of the Pledged Securities into ADS, and deposit all ADS so converted into the SouFun Securities Account within 3 Business days (or such longer period as the Lender may agree acting reasonably) upon request by the Lender, including an agreement to release from escrow all such documents previously deposited with the Lender; and

(g)          at least 10 business days prior to any conversion of Soufun Purchased Shares in to ADS, establish and maintain a securities account with a custodian as notified by the Lender to the Borrower.

Section 5.2           Negative Covenants. The Borrower covenants that, so long as the Note remains outstanding:

(a)          the Borrower shall not conduct any business whatsoever, other than solely acting as a personal holding company for the Founder and to hold SouFun’s shares;

(b)          the Borrower shall not create, incur, assume or suffer to exist any Encumbrances of any kind on any of the equity securities of the Borrower or the Borrower’s assets or properties (other than the pledge of the Pledged Securities pursuant to the Security Documents); and

(c)          none of the Immediate Family Members of the Founder shall participate in any New Investor Financing.

Section 5.3           Mandatory Prepayment.

(a)          So long as the Note remains outstanding, in the event that the Borrower receives any payment from (i) any Transfer of securities of SouFun beneficially owned by the Borrower or (ii) any dividend or other distributions from SouFun, the Borrower hereby agrees that all proceeds from such payment shall be used to first prepay any outstanding principal amount under such Note.

(b)          So long as the Note remains outstanding, in the event that the Borrower or any of its Affiliates makes any prepayment under the New Investor Financing, the Lender shall have the right to request the Borrower to prepay a pro rata portion of the outstanding principal amount under such Note. For purposes of this Section 5.3(b), the pro rata portion shall mean a fraction, of which (i) the numerator is the aggregate amount of the pre-payment made by the Borrower or any of its Affiliates under the New Investor Financing and (ii) the denominator is the outstanding principal amount under the New Investor Financing.

(c)          In connection with any issuance of Securities to a New Investor pursuant to the Overall Private Placements, in the event that such New Investor's Financing Ratio, if applicable, is lower than the Financing Ratio of the Lender, the Borrower shall prepay an amount of the Note so that the Financing Ratio of the Lender shall be reduced to be equal to such New Investor's Financing Ratio. For purposes of this Error! Reference source not found.(c), “Financing Ratio,” with respect to a Person, shall mean a fraction, of which (i) the numerator is the total subscription price paid by the Founder, the Borrower or any of their respective Affiliates under the SouFun Subscription Agreement, and (ii) the denominator is the aggregate amount of funds paid by or sourced from such Person or any of its Affiliates in connection with the Overall Private Placements, including the amount under (i). For the avoidance of doubt, if a New Investor does not extend any loan to the Founder, the Borrower or any of their respective Affiliates in connection with the Overall Private Placements, such New Investor’s Financing Ratio shall be zero.

Section 5.4           Most Favorable Treatment. So long as the Note remains outstanding, in the event that the terms and conditions of the New Investor Financing (including, but not limited to, the tenor of such New Investor Financing) are more favorable to the other participant(s) in the Overall Private Placements than those terms and conditions provided to the Lender in the Financing Documents, the Lender shall be entitled to such more favorable terms and conditions and the Borrower shall immediately take all necessary actions, including amending the terms and conditions of the Financing Documents to make all such necessary changes, unless otherwise waived or agreed by the Lender in writing.

Article VI
CONDITIONS TO THE CLOSING

Section 6.1           Conditions to Obligations of the Borrower. The obligations of the Borrower to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Borrower.

(a)          Representations and Warranties. All representations and warranties made by the Lender in Section 4.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing in all respects, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such other date.

(b)          Performance of Obligations. The Lender shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or at the Closing.

(c)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)          Compliance Certificate. The Lender shall have delivered to the Borrower a certificate, executed by an authorized signatory of the Lender, dated as of the date of the Closing, certifying that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.

(e)          Concurrent Closing. The closing under the SouFun Subscription Agreement and the Closing hereunder shall take place substantially concurrently.

Section 6.2           Conditions to Obligations of the Lender. The obligations of the Lender to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Lender.

(a)          Representations and Warranties. All representations and warranties made by the Borrower in Section 4.1 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing in all respects, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such other date.

(b)          Performance of Obligations. The Borrower shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

(c)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)          Compliance Certificate. The Borrower shall have delivered to the Lender a certificate, executed by an authorized signatory of the Borrower, dated as of the date of the Closing, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e)          Concurrent Closing. The closing under the SouFun Subscription Agreement and the Closing hereunder shall take place substantially concurrently.

(f)          Funding. The Lender shall have obtained funds sufficient to enable it to pay the Principal Amount hereunder.

(g)          Other Closing Deliveries. The Borrower shall have delivered the other closing deliverables set forth in Section 3.2.

Article VII
SECURITY

Section 7.1           Security. In order to secure the Borrower’s obligations under this Agreement and the Note, at the Closing, the Borrower will execute and deliver to the Lender the Security Documents.

Section 7.2           Perfection of Security. The Borrower must (at its own cost) take any action and enter into and deliver any document which is required by the Lender so that a Security Document provides for effective and perfected security in favor of any successor of the Lender, including (but not limited to), promptly after the date hereof:

(a)          registration of particulars of each Security Document with the Registrar of Corporate Affairs in the British Virgin Islands and payment of associated fees; and

(b)          filing of a UCC financing statement with the Washington DC Recorder of Deeds (and any amendments or continuation financing statements in relation thereto) in respect of the Share Pledge and payment of associated fees.

Article VIII
GENERAL PROVISIONS

Section 8.1           Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any other Party in order to effectuate the transactions contemplated hereby.

Section 8.2           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.3           Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 8.4           Confidentiality. Except as may be required by law, none of the Parties shall disclose to any third party the terms and conditions of this Agreement or the transactions contemplated hereby without the prior approval of the other Parties hereto. In the event of disclosure required by law, including, without limitation, by the Securities Laws, the disclosing party shall use all reasonable efforts and provide all reasonable cooperation to obtain confidential treatment of the materials or a protective order.

Section 8.5           Assignment. The Lender may assign any or all of its rights and delegate or transfer any or all of its duties and obligations under this Agreement and the Note to any of its Affiliates. No other Party to this Agreement may otherwise assign any of its rights or delegate or transfer any of its duties or obligations hereunder without the express prior written consent of the Lender. Any purported assignment in violation of the foregoing sentences shall be null and void.

Section 8.6           Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 8.7           Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.8           No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

Section 8.9           Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing(s) shall have occurred.

Section 8.10         Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 8.10). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Borrower:

	Address:	Building 5, Zone 4, Hanwei International Plaza,
No.186, South 4th Ring West Road, Fengtai District, Beijing
100160, P.R.China
	Attention:	Mr. Vincent Tianquan Mo
	Facsimile:	86-10-56318710

(b)	If to the Lender:

IDG-Accel China Capital Investors L.P.
	Address:	Unit 5505, 55th Floor, the Center, 99 Queen’s Road, Hong Kong
	Email:	Simon_ho@idgvc.mo
	Facsimile:	(852) 2529 1016
	Attention:	Chi Sing Ho

Section 8.11         Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

Section 8.12         Dispute Resolution.

(a)          Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC“) under the HKIAC Administered Arbitration Rules (“HKIAC Rules“) in force when the notice of arbitration is submitted.

(b)          The law of this arbitration clause shall be Hong Kong law.

(c)          The seat of arbitration shall be Hong Kong.

(d)          The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC Rules. The arbitration proceedings shall be conducted in English.

(e)          It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 8.13         Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Note Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

BORROWER:

KARISTONE LIMITED

By:	/s/ Tianquan Mo
Name: Mr. Vincent Tianquan Mo
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Note Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

LENDER:

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

By:	IDG-Accel China Capital GP Associates Ltd.,
its General Partner

By:	/s/ Chi Sing HO
Name: Chi Sing HO
Title: Authorized Signatory

EXHIBIT A

FORM OF THE NOTE

Exhibit A to Note Purchase Agreement

EXHIBIT B

FORM OF THE SHARE PLEDGE

Exhibit B to Note Purchase Agreement